Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated April 21, 2022, except for the share recast described in Note 17 as to which the date is August 19, 2022, with respect to the consolidated financial statements of Kalera AS and Subsidiaries contained in the Final Prospectus, filed on August 22, 2022, relating to the Registration Statement on Form S-1 (File No. 333-266210) which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP
Grant Thornton LLP

Orlando, Florida
August 26, 2022